                      SECURITIES AND EXCHANGE COMMISSION,
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)

                        COMPETITIVE TECHNOLOGIES, INC.
                        ------------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                   204512107
                                   ---------
                                (CUSIP Number)

                             John S. Daniels, Esq.
                         8117 Preston Road, Suite 800
                              Dallas, Texas 75225
                                (214) 696-3200
                                --------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                               November 4, 1997
                               ----------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d- 1(b)(3) or (4), check the following box. [ ]

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     George C. J. Bigar, Executor of the Estate of Lilla Burt Cummings Tower

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States and Switzerland
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     37,300
(8)  Shared voting power

     0
(9)  Sole dispositive power

     37,300
(10) Shared dispositive power

     0
(11) Aggregate amount beneficially owned by each reporting person

     37,300
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.6%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Kay E. Anderson, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     59,200
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     59,200
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     59,200
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Joel C. Barlow, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     74,830
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     74,830
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     74,830
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     1.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Warren Jay Becker, Individually and as Trustee of Forty Centre Realty Trust

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/AF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     47,210
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     47,210
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     47,210
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.8%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Susan Ryser Bennett, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only
0

(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     43,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     43,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     43,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

      0.7%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Timothy Ryser Bennett and Christopher E. Bennett

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)

                                                                [ ]
(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     -0-
(8)  Shared voting power

     3,700
(9)  Sole dispositive power

     -0-
(10) Shared dispositive power

     3,700
(11) Aggregate amount beneficially owned by each reporting person

     3,700
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Otto A. and Doris J. Bonomo

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power
     83 (Otto A. Bonomo)
     83 (Doris J. Bonomo)
(8)  Shared voting power

     11,000
(9)  Sole dispositive power
     83 (Otto A. Bonomo)
     83 (Doris J. Bonomo)
(10) Shared dispositive power

     11,000
(11) Aggregate amount beneficially owned by each reporting person

     11,166
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

      0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Robert J. and Doris J. Bushelle, ###-##-#### and ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     7,200 (Robert J. Bushelle)
(8)  Shared voting power

     10,700
(9)  Sole dispositive power

     7,200 (Robert J. Bushelle)
(10) Shared dispositive power

     10,700
(11) Aggregate amount beneficially owned by each reporting person

     17,900
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Michael F. Cavotta

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     16,000
(8)  Shared voting power

     -0--
(9)  Sole dispositive power

     16,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     16,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

      0.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Richard D. Corley, D.D.S., M.D., ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     197,800
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     197,800
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     197,800
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

      3.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Elliott E. and Laura S. Dudnik

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     -0-
(8)  Shared voting power

     10,000
(9)  Sole dispositive power

     -0-
(10) Shared dispositive power

     10,000
(11) Aggregate amount beneficially owned by each reporting person

     10,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Robert E. Duke, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     25,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     25,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     25,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.4%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     William David Elliott, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     2,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     2,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     2,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Samuel Michael Fodale ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/AF/OO
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     148,100
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     148,100
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     148,100
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     2.5%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Yogesh Krishna Garg and Shila Garg (includes Dyna-Plas Ind. Inc., a corporation of which they are the sole officers and directors)
(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power
     11,000 (Yogesh Krishna Garg)
     500 (Shila Garg)
(8)  Shared voting power

     12,000
(9)  Sole dispositive power
     11,000 (Yogesh Krishna Garg)
     500 (Shila Garg)
(10) Shared dispositive power

     12,000
(11) Aggregate amount beneficially owned by each reporting person

     23,500
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]
     -0-
(13) Percent of class represented by amount in Row (11)

     0.4%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     John B. Gove, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     20,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     20,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     20,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     L. Richard Fried, Jr., ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     30,500
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     30,500
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     30,500
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.5%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Richard D. Hornidge, Jr., ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     14,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     14,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     14,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     William Ezra Kay, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     111,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     111,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     111,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

          1.9%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Daria M. Kolman, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     8,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     8,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     8,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Jeffrey A. Kolt

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     13,900
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     13,900
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     13,900
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Richard A. Kwak

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     20,956
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     20,956
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     20,956
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.4%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Lawrence Lake

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     14,250
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     14,250
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     14,250
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Lewis Bennett Mindlin, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     900
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     900
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     900
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Rev. Edmund S. Nadolny (Rev. Edmund S. Nadolny Good News Fund)

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     33,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     33,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     33,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.6%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     William F. O'Keefe

(2)  Check the appropriate box if a member of a group
                                                            (a) [X]
                                                            (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     12,149
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     12,149
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     12,149
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Paul R. Olsen

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     9,989
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     9,989
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     9,989
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Robert G. Ralston, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     14,988
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     14,988
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     14,988
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     0.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Frank Joseph Rowan,  ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     1,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     1,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     1,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     James J. Rowan, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     1,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     1,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     1,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Elsie Ryser

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     2,500
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     2,500
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     2,500
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Lynnette Sequeira

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/OO
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     24,000
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     24,000
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     24,000
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     0.4%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     John H. Smith

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     70,420
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     70,420
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     70,420
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     1.2%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Elsie F. Strauss, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     4,900
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     4,900
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     4,900
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     less than 0.1%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Sheldon Strauss, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     28,729
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     28,729
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     28,729
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     0.5%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Alfred Van DeVanter, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     113,470
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     113,470
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     113,470
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     1.9%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Joseph Weinberg, ###-##-####

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF/00
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     16,400
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     16,400
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     16,400
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     0.3%
(14) Type of reporting person

     IN

CUSIP NO. 204512107

(1)  Names of reporting persons
     S.S. or I.R.S. Identification Nos. of above persons

     Sherry Wieder, Trustee for Edward D. Strauss

(2)  Check the appropriate box if a member of a group
                                                                    (a) [X]
                                                                    (b) [ ]
(3)  SEC use only


(4)  Source of funds

     PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                                                                        [ ]

(6)  Citizenship or place of organization

     United States
Number of shares beneficially owned
by each reporting person with:

(7)  Sole voting power

     12,720
(8)  Shared voting power

     -0-
(9)  Sole dispositive power

     12,720
(10) Shared dispositive power

     -0-
(11) Aggregate amount beneficially owned by each reporting person

     12,720
(12) Check if the aggregate amount in Row (11) excludes certain shares
                                                                        [ ]

(13) Percent of class represented by amount in Row (11)

     0.2%
(14) Type of reporting person

     IN

Item 1.   Security and Issuer

     This statement relates to the common stock of Competitive Technologies, Inc. (the "Company"). The address of the principal executive office of the Company is 1960 Bronson Road, Fairfield, Connecticut 06430.

Item 2.   Identity and Background

     This statement is filed by 43 individual shareholders of the Company, one of whom (Mr. George C. J. Bigar) is also a director of the Company. The shareholders, their residence or business addresses and their occupations are set forth on Exhibit 1 hereto, which is incorporated herein by reference.

     All of the reporting shareholders are citizens of the United States; Mr. Bigar is a dual citizen of the United States and Switzerland. During the last five years, none of the reporting shareholders has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the reporting shareholders has been a party to a civil proceeding of a judicial or administrative body resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration

     The acquisition of stock by the group of shareholders filing this report did not involve purchases. The shares beneficially owned by members of the group are deemed to be acquired for reporting purposes by the group when the members thereof agreed to act together as discussed in Item 4.

     Individual members of the group have owned shares of the Company's common stock over varying lengths of time. Most have been shareholders for 3 to 15 years. The stock reflected on the cover pages hereof was purchased primarily with personal funds of the reporting shareholders, in certain cases subject to borrowings in the form of standard margin agreements with registered broker-dealers and/or funds provided by affiliates of reporting shareholders.

Item 4.   Purpose of Transaction

     The purpose of this filing is to report the formation of a group of shareholders, most of whom have held stock in the Company for 3 to 15 years, to seek to reconstitute the board of directors of the Company at the Annual Meeting now scheduled for December 19, 1997. This course of action has been necessitated by the failure of the Company and the present board of directors to observe established principles of corporate governance, to operate the Company in the best long-term interest of shareholders and to maximize the Company's value and standing in the investment community. Instead, the Company operates unaware of or indifferent to the responsibilities of its directors (most of whom have never made meaningful investments in the

Company) to expend the effort necessary to achieve what the shareholders deserve: an efficient, effective and aggressive organization capable of maximizing the value of the Company.

     George C. J. Bigar ("Bigar") became a shareholder in the Company in 1994 and, at the invitation of George M. Stadler, the chief executive officer ("Stadler"), he was nominated and elected as a director at the 1996 Annual Meeting. Bigar gradually became aware that within the Company's shareholder base was a significant number of holders who (i) had held stock in the Company for several years or longer and continued to take a very positive long-term view of the Company and the stock, (ii) shared Bigar's views about the potential of the Company stock to produce substantial long-term value, and (iii) were frustrated, and growing more so, at the inattention of management and the board of directors to requests for information, particularly plausible explanations of the slow pace at which the Company was able to exploit technologies in which it holds interests. In particular, Bigar heard repeatedly from the shareholders joining in this filing and many others that management and the board did not respond to shareholder calls, letters or other communications and showed lack of interest and even arrogance concerning legitimate expressions of shareholders' interest in the Company's business. Since becoming a director, Bigar has devoted substantial time and attention to the Company's situation and has learned a great deal about both the problems and opportunities which the Company faces. He has been an active director, frequently making suggestions to improve the Company's performance in operating, financial, personnel and related matters, but he has found a level of complacency among fellow board members and executive officers inconsistent with the demands of the Company's business. This has manifested itself in indifference to the needs of shareholders and the investment community generally for reliable, prompt communication of information about the Company and the unwillingness to undertake, or even explore in good faith, potential means of bringing the Company's strengths and the value of its assets to the attention of the investment community. In short, the board and senior management, having little or no invested stake in the Company, do not think or act like shareholders, and they have made plain to Bigar by their actions and admonitions that they do not appreciate his doing so.

     Bigar recognizes that it is the shareholders (particularly the large group who have held stock in the Company through a long period of miserable performance), if they do not give up on the Company's future, who are the group of people most loyal and interested in the Company's long-term prosperity. In the last year, Bigar concluded and openly discussed with the board and management that the interests of equity holders were being ignored, to the detriment of the Company. He gradually realized that his colleagues did not consider the interests and concerns of the equity holders to be of substantial importance. In mid-October, Bigar suggested to Stadler that the membership of the board be reconstituted, by replacing current directors with highly qualified individuals whose professional standing, abilities and achievements would enhance the status of the Company. This suggestion was summarily rejected.

     The shareholders joining in this filing believe that the Company has the opportunity to increase its earnings and market valuation if it (i) promptly re-focuses its energies under the guidance of a responsive board of directors; (ii) cuts costs significantly and eliminates current compensation plans (for directors and executive officers alike) which are not aligned with the interests of shareholders; and (iii) aggressively seeks methods of utilizing its undervalued assets, some of which have been completely neglected, to add value to the Company. Bigar sought expressions of support from a small number of shareholders and encountered a groundswell of interest in identifying a superior alternative to the slate of directors proposed by the current board for the December 19, 1997 Annual Meeting.

     The group of shareholders joining in this filing exists solely for the purpose of advocating the replacement of a majority of the board of directors; it is anticipated that the group will cease to exist following the elections at the Annual Meeting. Those signing this statement are united in believing that

          - A Corporate Board has no responsibility higher than that of adding value, or causing value to be added, to a company

          - Compensation must be aligned with shareholders' long-term interests

          - No more than one Executive Officer need be seated on a corporate board

          - Executive Officers should never be allowed to serve on either the Compensation Committee or Nominating Committee

          - A company's Chief Executive must be held accountable at all times and in all endeavors

          - The board must be run in such a way as to direct, not only oversee, the Company's Executive Officers, its mission statement and the timely, efficient implementation of that mission statement. Performance targets must be in place and when or if these are not met,analysis of the failure(s) should lead to a reassessment. Without a mission statement and performance targets, it is unreasonable to embark on any realistic appraisal of the suitability, competency (or lack thereof) or value of Executive and Operating Officers.

     The Company filed with the SEC a preliminary proxy statement for the Annual Meeting which should be carefully reviewed by interested shareholders. Until the shareholders involved in this filing have filed a preliminary proxy statement with the SEC (which they intend to do very shortly), they are not permitted to solicit proxies. Such shareholders hope that other interested shareholders will carefully consider the matters discussed above in order to determine an appropriate course of action.

     The equity holders who have joined in this filing intend to conduct a proxy contest in which the facts speak for themselves; they do not intend to initiate or resort to escalation of the disagreement with management, and they call upon management to refrain from actions in their self-interest but not in the best interests of the Company, such as attempting to frustrate the will of a majority of the Company's equity holders. The interests of the Company would not be served by a prolonged or expensive battle in which the Company's funds are spent to attack its own shareholders in an attempt to insulate the board of directors from basic accountability to those who own the Company.

     Individual reporting shareholders may in the future purchase or sell shares of common stock, depending on their individual circumstances and changing market conditions.

     On November 14, 1997 Bigar sent a written request, pursuant to Rule 14a-7 under the Exchange Act, that the Company promptly provide either a list of shareholders or an estimate of the costs of mailing a proxy statement in which proxies are to be solicited in support of a slate of nominees for director in opposition to the slate nominated by management. A copy of that letter is attached as Exhibit 2. Pursuant to Rule 14a-7, the Company is required to deliver a response to Bigar's written request within 5 business days after its receipt of the request.

Item 5.   Interest in Securities of Issuer

     (a) As of October 31, 1997 the reporting shareholders are the beneficial owners of 1,297,118 shares, representing approximately 21.9% of the outstanding shares of the Company, based upon the number of shares reported to be outstanding in the Company's most recent Form 10-K.

     (b) Except as otherwise indicated on the individual cover pages hereof, each of the reporting shareholders has the sole power to vote and to dispose of the shares attributed to such shareholder.

     (c) The following table sets forth all transactions with respect to common stock of the Company effected during the past sixty days by each of the reporting shareholders. Each transaction set forth below reflects an open market purchase or sale on the American Stock Exchange:

NAME OF         DATE OF TRANSACTION    TYPE OF     # OF SHARES    PRICE
STOCKHOLDER                          TRANSACTION
Wieder           September 2, 1997    Purchase          400      10 3/8
Hornidge         September 4, 1997      Sale           1,000       10
S. Strauss       September 9, 1997      Sale            400       8 5/8
S. Strauss       September 10, 1997     Sale           1,000        9
S. Strauss       September 12, 1997     Sale            400       9 7/16
S. Strauss       September 16, 1997     Sale            900       9 1/4
S. Strauss       September 16, 1997     Sale            500       9 5/8
S. Strauss       September 22, 1997     Sale            400       8 3/4
S. Strauss       September 24, 1997     Sale            700       9 1/2

Wieder           September 23, 1997     Sale            500       9 1/2
Kolt             September 24, 1997     Gifts           100        NA
S. Strauss       September 26, 1997   Purchase         1,000      9 3/8
S. Strauss       October 7, 1997        Sale           1,000      9 1/4
Anderson         October 28, 1997     Purchase          500       8 1/2
Gove             October 28, 1997     Purchase          100       8 1/2
Garg             October 29, 1997     Purchase         3,000        9
S. Strauss       October 30, 1997     Purchase          300         9
Gove             October 30, 1997     Purchase          100       8 1/2
Sequeira         October 30, 1997     Purchase         1,000        9
S. Strauss       October 31, 1997       Sale           1,000      8 1/4
Kolman           October 31, 1997     Purchase         4,000      8 5/8-9
Strauss          October 31, 1997     Purchase          300         9
Becker           November 2, 1997     Purchase         2,000      8 3/4

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     By executing this Schedule 13D, each reporting shareholder agrees to this joint filing in accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, on behalf of each of them of this Schedule 13D (including any amendments thereto).

     Except for the agreement to file jointly and the mutual intentions of the reporting shareholders discussed in Item 4 hereof, there are no contracts, arrangements, understandings, or relationships relating to the securities of the Company.

     Each of the reporting shareholders specifically disclaims any beneficial interest in the shares of common stock of the Company reported by the other reporting shareholders.

Item 7.   Material to be Filed as Exhibits.

     Exhibit 1: Information about reporting shareholders.

     Exhibit 2: Letter dated November 17, 1997 from George C. J. Bigar to the Company.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement regarding the undersigned is true, complete and correct.

Dated: November 14, 1997                   /s/ George C. J. Bigar, Executor
                                          --------------------------------------
                                          George C. J. Bigar, Executor

                                           /s/ Kay E. Anderson
                                          --------------------------------------
                                          Kay E. Anderson

                                           /s/ Joel C. Barlow
                                          --------------------------------------
                                          Joel C. Barlow

                                           /s/ Warren Jay Becker
                                          --------------------------------------
                                          Warren Jay Becker

                                           /s/ Susan Ryser Bennett
                                          --------------------------------------
                                          Susan Ryser Bennett

                                           /s/ Timothy Ryser Bennett
                                          --------------------------------------
                                          Timothy Ryser Bennett

                                           /s/ Christopher E. Bennett
                                          --------------------------------------
                                          Christopher E. Bennett

                                           /s/ Otto A. Bonomo
                                          --------------------------------------
                                          Otto A. Bonomo

                                           /s/ Doris J. Bonomo
                                          --------------------------------------
                                          Doris J. Bonomo

                                           /s/ Doris J. Bushelle
                                          --------------------------------------
                                          Doris J. Bushelle

                                           /s/ Robert J. Bushelle
                                          --------------------------------------
                                          Robert J. Bushelle

                                           /s/ Michael F. Cavotta
                                          --------------------------------------
                                          Michael F. Cavotta

                                           /s/ Richard D. Corley
                                          --------------------------------------
                                          Richard D. Corley

                                           /s/ Elliott E. Dudnik
                                          --------------------------------------
                                          Elliott E. Dudnik

                                           /s/ Laura S. Dudnik
                                          --------------------------------------
                                          Laura S. Dudnik

                                           /s/ Robert E. Duke
                                          --------------------------------------
                                          Robert E. Duke

                                           /s/ William David Elliott
                                          --------------------------------------
                                          William David Elliott

                                           /s/ Samuel Michael Fodale
                                          --------------------------------------
                                          Samuel Michael Fodale

                                           /s/ L. Richard Fried, Jr.
                                          --------------------------------------
                                          L. Richard Fried, Jr.

                                           /s/ Yogesh Krishna Garg
                                          --------------------------------------
                                          Yogesh Krishna Garg

                                           /s/ Shila Garg
                                          --------------------------------------
                                          Shila Garg

                                           /s/ John B. Gove
                                          --------------------------------------
                                          John B. Gove

                                           /s/ Richard D. Hornidge, Jr.
                                          --------------------------------------
                                          Richard D. Hornidge, Jr.

                                           /s/ William Ezra Kay
                                          --------------------------------------
                                          William Ezra Kay

                                           /s/ Daria M. Kolman
                                          --------------------------------------
                                          Daria M. Kolman

                                           /s/ Jeffrey A. Kolt
                                          --------------------------------------
                                          Jeffrey A. Kolt

                                           /s/ Richard A. Kwak
                                          --------------------------------------
                                          Richard A. Kwak

                                           /s/ Lawrence Lake
                                          --------------------------------------
                                          Lawrence Lake

                                           /s/ Lewis Bennett Mindlin
                                          --------------------------------------
                                          Lewis Bennett Mindlin

                                           /s/ Rev. Edmund S. Nadolny
                                          --------------------------------------
                                          Rev. Edmund S. Nadolny
                                          (Rev. Edmund S. Nadolny Good News
                                          Fund)

                                           /s/ William F. O'Keefe
                                          --------------------------------------
                                          William F. O'Keefe

                                           /s/ Paul R. Olsen
                                          --------------------------------------
                                          Paul R. Olsen

                                           /s/ Robert G. Ralston
                                          --------------------------------------
                                          Robert G. Ralston

                                           /s/ Frank Joseph Rowan
                                          --------------------------------------
                                          Frank Joseph Rowan

                                           /s/ James J. Rowan
                                          --------------------------------------
                                          James J. Rowan

                                           /s/ Elsie Ryser
                                          --------------------------------------
                                          Elsie Ryser

                                           /s/ Lynnette Sequeira
                                          --------------------------------------
                                          Lynnette Sequeira

                                           /s/ John H. Smith
                                          --------------------------------------
                                          John H. Smith

                                           /s/ Elsie F. Strauss
                                          --------------------------------------
                                          Elsie F. Strauss

                                           /s/ Sheldon Strauss
                                          --------------------------------------
                                          Sheldon Strauss

                                           /s/ Alfred Van DeVanter
                                          --------------------------------------
                                          Alfred Van DeVanter

                                           /s/ Joseph Weinberg
                                          --------------------------------------
                                          Joseph Weinberg

                                           /s/ Sherry Weider
                                          --------------------------------------
                                          Sherry Wieder, Trustee for
                                          Edward D. Strauss